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                       Exhibit 22.01

		 LIST OF SUBSIDIARIES OF REGISTRANT
		     LIFSCHULTZ INDUSTRIES, INC.

1. Lifschultz Fast Freight, Inc. a Delaware corporation (a wholly owned subsidiary of registrant)

2. Hart Scientific, Inc., a Utah corporation ( a wholly owned subsidiary of registrant)

3. Calorimetry Sciences Corporation, a Utah corporation (a wholly owned subsidiary of Hart Scientific, Inc.)




























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